EXHIBIT 10.29

                         ALPHANET SOLUTIONS, INC.


                              REVOLVING NOTE
$15,000,000.00
Morristown, New Jersey

September 28, 1999

         FOR VALUE RECEIVED, ALPHANET SOLUTIONS, INC., a New Jersey corporation (the "Borrower"), promises to pay to the order of FIRST UNION NATIONAL BANK (the "Bank"), the principal amount of FIFTEEN MILLION and 00/100 DOLLARS ($15,000,000.00), or the aggregate amount of all unpaid Advances made by the Bank to the Borrower, whichever is less, in lawful money of the United States, together with interest thereon as hereinafter provided.

         1. The Agreement. This Revolving Note is issued pursuant to a certain Loan and Security Agreement dated June 30, 1997 by and between the Bank and the Borrower, as amended (as so amended and as the same may be hereafter amended, modified or supplemented, the "Agreement"), and is entitled to the benefit of all of the terms thereof. In this Revolving Note, all words and terms defined in the Agreement shall have the respective meanings and be construed as provided therein, unless a different meaning clearly appears from the context. Payment of the principal amount hereof and accrued and unpaid. interest thereon is subject to acceleration as provided in the Agreement.

         2. Calculation of Interest. Interest on the unpaid principal amount hereof shall accrue from the date hereof until the earlier of (i) the occurrence of an Event of Default or (ii) December 31, 1999 (which is defined in the Agreement as the "Maturity Date"), at the rates set forth in the Agreement. Interest shall be computed on the basis of the actual number of days elapsed over a year of 360 days. From and after the occurrence of an Event of Default, principal amounts outstanding hereunder shall bear interest at the default rate as set forth in the Agreement.

         3. Payment of Principal and Interest. Interest on the unpaid principal amount of each (i) Base Rate Advance hereunder shall be due and payable monthly, on the first day of each month commencing October, 1999, and continuing on the first day of each consecutive month thereafter and (ii) Adjusted LIBO Rate Advance hereunder shall be due and payable on the last day of the Interest Period but in no event less often than quarterly (in which case such payments shall be made on the last Working Day of such calendar quarter), until the Maturity Date, on which date the entire principal amount outstanding hereunder and any accrued and unpaid interest thereon shall become immediately due and payable in full. Late payments of principal or interest are subject to a late charge as set forth in the Agreement.

         4. Repayments. The Borrower may, as described in the Agreement, repay Advances under this Revolving Note; provided, that each partial repayment shall be in a principal amount of not less than $100,000 or any multiple thereof. In the event Borrower for any reason repays any Adjusted LIBO Rate Advance on the day which is not the end of an Interest Period, Borrower shall, upon written demand by Bank, pay to Bank the Repayment Indemnity with respect to such repayment. All outstanding Advances shall be due and payable, together with any and all accrued interest thereon, on the Maturity Date.

         5. Place and Manner of Payment. All payments of principal and interest shall be made by the Borrower directly to the Bank or as set forth in the Agreement, and such payments shall be made in immediately available funds.


         6. Waiver. The Borrower hereby waives presentment, demand, protest and notice of protest, and all other demands and notices in connection with the payment and enforcement of this Revolving Note, and assents to extensions of the time of payment, or forbearance or other indulgence, without notice.

         7. Collateral. The obligations of the Borrower hereunder are secured by the Collateral described in the Agreement. The terms of the Agreement and the other Loan Documents are incorporated herein by reference.

         8. Governing Law. This Revolving Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

         9. Successors and Assigns. This Revolving Note shall be binding upon the Borrower and its successors and/or assigns and shall inure to the benefit of the Bank and its successors and assigns.

         10. Prior Note. This Note shall supersede, replace and continue, but shall not be considered a repayment or novation of, the note dated September 30, 1998, by the Borrower to the order of the Bank (the "Prior Note"). All obligations of the Borrower under the Prior Note shall be evidenced by, and continued pursuant to, this Note.


         IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed by its duly authorized officer on the day and year first above written and declare this Revolving Note to be a sealed instrument.




ATTEST:                                      ALPHANET SOLUTIONS, INC.



By: /s/ Jack P. Adler                       By:  /s/ David M. Gordon
   --------------------------                   ------------------------------
Name:   Jack P. Adler                       Name:   David M. Gordon
Title:  Senior Vice President               Title: Vice President, Treasurer and
                                                    Chief Financial Officer

                               CERTIFICATION


Borrower:         AlphaNet Solutions, Inc.


Promissory  Note  dated   September  28,  1999,  in  the  principal   amount  of
$15,000,000.








The undersigned each hereby certify that the promissory note and related loan documentation evidencing the above referenced loan have been executed by the Borrower and delivered to the Bank in the State of New Jersey.





Date:  September 28, 1999





Borrower: AlphaNet Solutions, Inc.              Bank:  First Union National Bank





By:      /s/ David M. Gordon                    By: /s/ Nancy Angell
         --------------------                      --------------------
             DAVID M. GORDON                            NANCY ANGELL
Title:  Vice President, Treasurer               Title:  Assistant Vice President
        and Chief Financial Officer